Exhibit 10.1

Aspen Technology, Inc.

Executive Annual Incentive Bonus Plan

FY12

For

“ NAME “

I.                     Purpose

The purpose of Aspen Technology’s (“Company”) Executive Annual Incentive Plan (the “Plan”) is to motivate and reward performance that results in the achievement of key Company objectives as well as individual objectives.

II.                 Effective Date of Plan

The Plan will operate on a fiscal year basis (“Plan Year”), and is effective from July 1, 2011 through June 30, 2012.

III.             Eligibility

Eligibility is afforded to those employees:

A.           whose positions are determined by Aspen Technology to have significant impact on the operating results of the Company; and

B.             who have been employed by the Company for six months or more (pro-rated target awards for employment greater than six months and less than twelve months).

In FY12, the eligible positions include CEO, EVP-Field Operations, EVP & CFO, EVP, Products, SVP Marketing, SVP HR, SVP Strategy and SVP & General Counsel.

Eligibility for the Plan does not guarantee payment of an award.  Payment is dependent upon performance.  Further, eligibility does not guarantee continuation of employment.  If employment ends prior to the end of the performance period any payment eligibility is subject to the Executive Retention Agreement then in force. Should an Executive voluntarily resign after the completion of the performance period they are eligible to receive the earned bonus in accordance with the Plan.

IV.            Target Award

The Plan is based on the “Target Award” concept, which bases the award on a combination of the Company’s overall performance and your individual performance.  In order to achieve the Target Award amount, the Company and the Individual must achieve 100% of their pre-established objectives by the end of the Plan Year. The actual award paid to the participant, if any, for a given Plan Year will be based on a combination of the Company’s overall performance and the performance of the Individual, as adjusted for the overall level of bonus pool funding.

The Target Award for each position is the incentive award as defined when 100% of all Plan objectives are met and the Company attains the necessary level of performance to fund the bonus pool at 100%.

V.                Components of Award

“Company Metric Performance” for Plan purposes is based on the accomplishment of one or more predetermined annual Company financial objectives, which will be selected each year based on their critical importance to the Company’s success.  Company Metric Performance for fiscal year 2012 will be measured based on the achievement of the FY12 Growth in Total License Contract Value “GTLCV” and Cash Flow from Operations.  Individual Performance will be based on an Assessment of Overall Performance by the CEO or the Compensation Committee of the Board of Directors (in the case of the CEO).

The following summarizes the weighting for the various incentive components for FY12.

FY12 Plan Components	Overall Bonus Weighting	On Target Metric
Growth in Total License Contract Value “GTLCV”	50%	$ TBD
Cash Flow from Operations	50%	$ TBD
CEO Performance Assessment	Influences bonus at 80% to 100%	CEO/Compensation Committee

A.            Company Metric Performance (GTLCV & Cash Flow)

The achievement level will then correspond to a bonus plan funding/weighting percentage by individual metric according to the following table:

Actual Performance Achieved by Metric	Funding Level of Metric Based on Performance
< 70% of Target	0%
70% of Target	50%
80% of Target	70%
90% of Target	90%
100% of Target	100%

This Plan is capped at 100% funding

The funding is based on a minimum achievement of 70% of the on target metric.  At 70% achievement, the plan funds at 50% target and will increase at a 2:1 ratio until 90% achievement.  Achievement between 90% and 100% will fund at a 1:1 ratio.  Each metric is measured and funded independently.

B.            Individual Performance (CEO Performance Assessment)

Annual assessment of the individual’s performance will be developed by the Plan participant in coordination with the CEO or the Compensation Committee of the Board of Directors (in the case of the CEO).  For fiscal year 2012, annual objectives will be comprised of select individual objectives in conjunction with the overall day-to-day performance of the executive. The CEO or the Compensation Committee of the Board of Directors (in the case of the CEO) must approve all performance objectives.

Individual Performance	CEO Performance Multiplier
CEO Assessment	80% to 100%

Assessment of individual performance as assessed by the CEO or the Compensation Committee of the Board of Directors (in the case of the CEO) will be included in the Plan. Individuals may receive a performance achievement rating between 80% and 100%. Individual performance rating will be used as a multiplier against the funded level of each financial metric to determine a final earned bonus under each financial metric at year end.  There will not be a mid-year assessment component.

Your Performance Objectives for FY12 are identified in Appendix A.

VI.            Plan Funding Allocation and Achievement

For fiscal year 2012, Plan funding will be based on the attainment of specified levels of Growth in Total License Contract Value and Cash Flow from Operations.  Funding is contingent upon and proportional to the Company’s attainment of required levels (minimum 70% performance).  In FY12, there is the potential for a mid-year payment as well as a final year-end payment.  The mid-year payment is based on mid-year performance against the mid-year targets and will not exceed 25% of the annual bonus target.  The year-end payment is based on total annual performance against the annual performance targets less any payment received at mid -year.

The allocation of target bonus by metric/measurement for each measurement period is as follows:

Measurement	% of Annual Bonus
GTLCV	50%
Cash Flow	50%
Performance	override

The annual (year-end) calculation will also be weighted by the performance assessment rating. It will not be assessed at the mid-year calculation.

Should the mid-year bonus earned be less than the target of 25% of bonus potential, the unrealized difference (up to the 25% mid-year potential) can be made up at year-end based on annual achievement against annual goals.

VII.        Bonus Calculation

A.           Bonus calculation takes into account four components:

•                  GTLCV achievement and corresponding funding percentage (Section V. A.);

•                  Cash Flow from Operations and corresponding funding percentage (Section V. A.);

•                  CEO Performance Assessment and corresponding performance percentage (Section V. B.);and

•                  Target Bonus ($) level (as defined in Appendix A)

B.             The bonus will be measured on a first half performance at mid-year and on an annual performance level at year end.

First Half (H1) Calculation (Maximum payout of 25% of annual bonus target)

GTLCV Bookings
Annual Bonus Target	X	Metric Weighting 50%	X	Maximum Payout 25%	X	Mid –Year Funding Achievement %	=	H1 GTLCV Bonus Payout
Cash Flow from Operations
Annual Bonus Target	X	Metric Weighting 50%	X	Maximum Payout 25%	X	Mid -Year Funding Achievement %	=	H1 Cash Flow Bonus Payout
Total H1 Bonus
H1 GTLCV Bonus Payout		+			H1 Cash Flow Bonus Payout	=	Total H1 Bonus Payout

End of Year (YE) Calculation

GTLCV Bookings
Annual Bonus Target	X	Metric Weighting 50%	-	H1 Earned	X	Funding Achievement %	=	YE GTLCV Earned Bonus
Cash Flow from Operations
Annual Bonus Target	X	Metric Weighting 50%	-	H1 Earned	X	Funding Achievement %	=	YE Cash Flow Earned Bonus
YE Bonus Funding
GTLCV Earned		+	YE Cash Flow Earned			= Total YE Bonus Funding
Performance Assessment (range from 80% to 100%)
Performance Percent as Assessed by CEO/Compensation Committee
Final YE Earned Bonus
Total YE Bonus Funding		X	Performance Percent			=	Final YE Earned Bonus Amount

Illustration

The following illustrations demonstrate sample calculations for determining potential bonus payments using an annual bonus potential of $100,000.

H1 Bonus Calculation

	Target Bonus $	Achievement	Funding %	Bonus Earned
GTLCV	$100,000 x 50% x 25% = $12,500	90%	90%	$12,500 * 90% = $11,250
Cash Flow	$100,000 x 50% x 25% = $12,500	80%	70%	$12,500 * 70% = $8,750
Bonus Earned				$11,250 + $8,750 = $20,000

YE Bonus Calculation

	Target Bonus $	YE Target Bonus Less H1 Earned	Percent Achieved	Funding %	Bonus Earned
GTLCV	$100,000 x 50% = $50,000	$38,750	85%	80%	$38,750 * 80% = $31,000
Cash Flow	$100,000 x 50% = $50,000	$41,250	100%	100%	$41,250 * 100% = $41,250
Annual Bonus Funding					$31,000 + $41,250 = $72,250
Performance Percent Awarded					95%
Final Bonus Earned					$72,250 * 95% = $68,637.50

Total Annual Bonus Earned	Bonus Payment
First Half (H1) Bonus Earned	$20,000.00
End of Year (YE) Bonus Earned	$68,637.50

Total Bonus Earned for the Plan Year	$88,637.50
Percent of Annual Bonus Target	88.6%

Note: All Actual Plan awards will be adjusted up/down based on Company bonus pool funding levels.

VIII.    Discretionary Awards

In addition to awards based on the performance metrics established herein and notwithstanding any limitations including caps set forth elsewhere herein, the Compensation Committee of the Board of Directors may make discretionary awards to eligible employees in such amounts as the Committee determines are appropriate and in the best interests of the Company.

IX.            Administration

Administration of this Plan will be the responsibility of the CEO or the Compensation Committee of the Board of Directors. Any interpretation of the terms, conditions, goals, or payments from this Plan required because of a dispute will be made solely by the CEO or the Compensation Committee of the Board of Directors after a full review of the facts, input from the affected parties, and with appreciation of the overall intent of the Plan and previous practices.

If any term or condition of this Plan is found to be in non-conformance with a given state or federal law (USA) or local legislation (International locations), that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, Aspen Technology, Inc., will review and modify the overall Plan to conform to such law.

Eligibility and participation in this Plan in no way implies or reflects any guarantee or contract of employment, except as may be stipulated by applicable local law.  Aspen Technology, Inc., reserves the right to amend, modify, or terminate this Plan and the procedures set forth herein at any time.  Any change to the terms of the Plan will be made in writing by SVP of Human Resources to all Participants in as far in advance as possible of the effective date of such change, and will be subject to acceptance by the Participant.  No change shall be retroactive from the date such change is announced.

Appendix A

FY12 Performance Objectives

To Be Completed by Employee and Manager.  List your top 3 performance objectives for FY12.

Employee’s Name:	Manager’s Name:	Organization:	Date Prepared:
FY12 Compensation	Base Salary:$	Bonus Target: $	OTE: $

Performance Objective:	Measures: (Enter measures used to gauge progress).	Target: (Enter target for each measure).	Activity: (List necessary activities to achieve the Objective if applicable).	Status/Progress:

Employee Signature:

Date:

CEO Signature:

Date:

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